Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

BWB, INC. OF MICHIGAN
BUILDERS’ REDI-MIX, LLC
KURTZ GRAVEL COMPANY
SUPERIOR MATERIALS, INC. ( F/K/A SUPERIOR REDI-MIX, INC.)
USC MICHIGAN, INC.

EDW. C. LEVY Co.

and

SUPERIOR JOINT VENTURE, LLC

Dated as of March 26, 2007

i

	5.4	Claims; Litigation; Compliance with Laws.	21
	5.5	Permits; Licenses.	22
	5.6	Contracts.	22
	5.7	Proprietary Rights.	23
	5.8	Employees; Employee Benefits.	23
	5.9	Taxes.	24
	5.10	Consents.	26
	5.11	Affiliate Transactions.	26
	5.12	Brokers.	26
	5.13	Financial and Accounting Information.	26

6.	Covenants.		26

	6.1	Pre-Closing Access to Information.	26
	6.2	Conduct of the Business.	26
	6.3	Further Actions.	27
	6.4	Notification.	27
	6.5	Treatment of Confidential Information.	27
	6.6	Enforcement of Restrictive Covenants.	28
	6.7	Severability; Reformation.	28
	6.8	Litigation Support.	28
	6.9	Publicity.	29
	6.10	Employee Matters.	29
	6.11	Warranty Service.	33
	6.12	Accounts Receivable.	33

7.	Conditions to Closing		33

	7.1	USC Conditions.	33
	7.2	Levy Conditions.	34

8.	Indemnification.		35

	8.1	Indemnification by the USC Members.	35
	8.2	Indemnification by Levy.	36
	8.3	Indemnification Procedures.	36
	8.4	Survival of Indemnification Obligations.	37
	8.5	Limitations on Indemnification.	37
	8.6	Exclusive Remedy.	39
	8.7	No Duplication.	39

9.	Termination		39

	9.1	Termination By Unanimous Consent.	39
	9.2	Termination by the USC Members.	39
	9.3	Termination by Levy.	39
	9.4	Termination and Survival.	40

10.	Further Assurances.		40

11.	Miscellaneous.		40

	11.1	Expenses; Exclusive Representation.	40
	11.2	Assignment.	41
	11.3	Notice.	41
	11.4	Entire Agreement.	41
	11.5	Interpretation.	42
	11.6	Severability.	42
	11.7	Counterparts and Effectiveness.	42
	11.8	Applicable Law.	42
	11.9	No Third Party Beneficiary.	43

EXHIBITS

Exhibit 2.1(a)	USC Contributed Assets
Exhibit 2.1(b)	Levy Contributed Assets
Exhibit 2.2(A)	USC Assumed Liabilities
Exhibit 2.2(B)	Levy Assumed Liabilities
Exhibit 2.4(A)	USC Inventory
Exhibit 2.4(B)	Levy Inventory
Exhibit 3.2(a)	Form of Bill of Sale
Exhibit 3.2(d)	Form of Assignment and Assumption Agreement
Exhibit 3.2(e)	Operating Agreement
Exhibit 3.2(f)	Guaranty
Exhibit 3.2(g)	Cement Rebate Agreement
Exhibit 3.2(h)	Kurtz Lease
Exhibit 3.2(i)	Administrative Services Agreement
Exhibit 3.2(j)	Asset Purchase Agreement
Exhibit 3.2(k)	Mining Lease
Exhibit 3.3(b)	Form of Levy Real Property Lease
Exhibit 3.3(f)	Supply Agreement
Exhibit 3.5(b)	USC Option Assets
Exhibit 3.5(c)	Dock Sublease
Exhibit 4.13	USC Financial Statements
Exhibit 5.13	Levy Financial Statements
Exhibit 7.2(c)	Form of Closing Certificate

SCHEDULES

Schedule 1(a)(i)	USC Permitted Liens
Schedule 1(a)(ii)	Levy Permitted Liens
Schedule 2.1(a)	USC Share Allocation
Schedule 3.3(b)	Levy Real Property Leases

USC Disclosure Schedules
Schedule 4.1(c)	No Conflicts
Schedule 4.2(a)	Title
Schedule 4.3	Real Property
Schedule 4.4(a)	Litigation
Schedule 4.4(b)	Compliance with Laws
Schedule 4.5	Permits
Schedule 4.6	Contracts
Schedule 4.7	Proprietary Rights
Schedule 4.8	Employees
Schedule 4.9	Taxes
Schedule 4.10	Consents
Schedule 4.11	Affiliate Transactions

Levy Disclosure Schedules
Schedule 5.2(a)	Title
Schedule 5.3	Real Property
Schedule 5.4(a)	Litigation
Schedule 5.4(b)	Compliance with Laws
Schedule 5.5	Permits
Schedule 5.6	Contracts
Schedule 5.7	Proprietary Rights
Schedule 5.8	Employees
Schedule 5.9	Taxes
Schedule 5.10	Consents
Schedule 5.11	Affiliate Transactions

v

Schedule 7.1(e)	Levy Required Consents
Schedule 7.2(e)	USC Required Consents
Schedule 8.1(e)	Additional USC Indemnities
Schedule 8.2(e)	Additional Levy Indemnities

ii

CONTRIBUTION AGREEMENT

          This Contribution Agreement is made as of March 26, 2007 by and among (i) BWB, Inc. of Michigan, a Delaware corporation (“BWB”), Builders’ Redi-Mix, LLC, a Delaware limited liability company (“Builders’“), USC Michigan, Inc., a Delaware corporation (together with BWB and Builders’, the “Optionors”), Kurtz Gravel Company, a Michigan corporation (“Kurtz”) and Superior Materials, Inc. (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation (each, a “Member” and collectively, the “USC Members”), (ii) Edw. C. Levy Co., a Michigan corporation d/b/a Clawson Concrete Company (“Levy” and a “Member” and together with the USC Members, the “Members”), and (iii) Superior Joint Venture, LLC, a Michigan limited liability company (the “Company”).

Recitals

          A.          The Members desire to enter into a joint venture for the manufacture and delivery of ready-mixed concrete, production and sale of masonry block and related concrete products (including pre-cast concrete) and certain sales of those specifically identified contractors’ tools set forth in the Operating Agreement (as hereinafter defined) in the State of Michigan (the “Business”).

          B.          U.S. Concrete, Inc., a Delaware corporation and the parent corporation of the USC Members (“USC”) caused the formation of the Company prior to the date of this Agreement for the purpose of completing the transactions contemplated by this Agreement.

          C.          Upon Closing of the transactions contemplated under this Agreement, the Members shall enter into an Operating Agreement of the Company to provide for the structure and operation of the Company (the “Operating Agreement”) and shall change the Company’s name to “Superior Materials, LLC.”

          D.          The Members desire to contribute certain assets to the Company and the Company desires to issue Shares (as hereinafter defined) to the Members and assume certain liabilities of the Members, subject to the terms and provisions of this Agreement (the “Transaction”).

          Therefore, the parties agree as follows:

1.        Definitions.

          (a)          The following terms, as used herein, have the following meanings:

          “Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies or a Person whether through the ownership of voting securities, contract or otherwise.

          “Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as may be amended or supplemented from time to time.

          “Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

          “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business or the products, services or research or development of a party or its respective suppliers, distributors, customers, independent contractors or other business relations.  Confidential Information includes, but is not limited to, the following: (i) internal business and financial planning information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the party’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).  The term “Confidential Information” shall not include information that may be required to be disclosed by law or legal process.

          “Consents” means any registration or filing with, consent or approval of, notice to, or action by any person or governmental authority that is required in order to permit the transfer of the Contributed Assets to Company or to permit the operation by the Company of the Business.

          “Environmental Laws” means any applicable Law that relates to protection of the environment from, or the remediation of, pollution, including, without limitation, those relating to the release, use, presence, storage, recycling, treatment, generation, processing, handling, production, abatement, removal, remediation, exposure to or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations thereunder; the Federal Clean Air Act, as amended, and regulations thereunder; the Resource Conservation and Recovery Act, as amended, and regulations thereunder; the Federal Water Pollution Control Act, as amended, and regulations thereunder; and the Occupational Safety and Health Act of 1970, as amended, and regulations thereunder; any common law duty or standard of care; and any Permit, as hereinafter defined.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Governmental Authority” means any domestic or foreign government, including any federal, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

          “Hazardous Substances” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-based materials, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other conditions or substances defined or regulated under any Environmental Law.

          “Laws” means all applicable foreign, federal, state, local or municipal laws, zoning and other statutes, ordinances, rules, regulations, building and other codes, permits and licenses, court and administrative orders, judgments and decrees and common law and equitable doctrines.

          “Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, known or unknown, liquidated or unliquidated, fixed, contingent, absolute or otherwise.

          “Liens” means any and all mortgages, security interests, encumbrances, liens, pledges, claims or other charges.

          “Permits” means any and all permits, licenses, approvals, orders, consents, registrations, qualifications and authorizations used and/or necessary in the conduct of the Business.

          “Permitted Liens” means (i) with respect to the USC Members, those Liens set forth on the attached Schedule 1(a)(i), and (ii) with respect to Levy, those Liens set forth on the attached Schedule 1(a)(ii).

          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

          “Proprietary Rights” means the names, marks, symbols, trademarks, trade names, trade styles, business names, service marks, copyrights, patents, domain names, designs, slogans, logos and general intangibles of like nature, together with all goodwill, rights and licenses thereto and applications and registrations therefor (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing), in each case used in or necessary for the conduct of the Business as conducted or contemplated to be conducted or as has ever been conducted at any time.

          “Related Agreement” means the Administrative Services Agreement, the Asset Purchase Agreement, the Cement Rebate Agreement, the Mining Lease, the Kurtz Lease, the Operating Agreement, the Supply Agreement, the Guaranty and all other agreements, instruments and certificates delivered in connection with this Agreement or the Transaction, and all exhibits and schedules thereto, each as amended or supplemented from time to time.

          “Shares” has the meaning set forth in the Operating Agreement.

          “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Taxes” includes (i) all present and future federal, state, local or foreign taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, single business, environmental, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, margin, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated, or unitary group for any tax period, (iii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a Person required by law to withhold or collect taxes imposed on another Person, (iv) any liability for the payment of amounts described in clause (i), (ii), or (iii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (v) any and all interest, fines, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clause (i), (ii), (iii) or (iv).

          (b)          In addition, the following terms, as used herein, have the meanings set forth in the applicable provisions referenced below:

“Administrative Services Agreement”	Section 3.2(i)
“Asset Purchase Agreement”	Section 3.2(j)
“Assigned Agreements”	Section 2.2
“Assignment and Assumption Agreement”	Section 3.2(d)
“Basket”	Section 8.5(c)
“Bill of Sale”	Section 3.2(a)
“Business”	Recital A
“Buyer”	Introductory Paragraph
“BWB”	Introductory Paragraph
“Cement Rebate Agreement”	Section 3.2(f)
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Contributed Assets”	Section 2.1(b)
“Contribution Agreement Amendment”	Section 3.5
“De Minimis Claim”	Section 8.5(b)
“ERISA Affiliate”	Section 4.8(g)
“Excluded Liabilities”	Section 2.3
“Guaranty”	Section 3.2(g)
“Indemnified Party”	Section 8.3
“Indemnifying Party”	Section 8.3
“Kurtz Lease”	Section 3.2(h)
“Levy Assumed Liabilities”	Section 2.2
“Levy Benefit Plans”	Section 5.8(e)
“Levy Cap”	Section 8.5(c)
“Levy Contracts”	Section 5.6
“Levy Contributed Assets”	Section 2.1(b)
“Levy Excluded Liabilities”	Section 2.3
“Levy Financial Reports”	Section 5.13
“Levy Indemnified Parties”	Section 8.1
“Levy Real Property Leases”	Section 3.3(b)
“Levy Material Adverse Effect”	Section 5.4(a)

“Levy Owned Real Property”	Section 5.3(b)
“Losses”	Section 8.1
“Mining Lease”	Section 3.2(k)
“Operating Agreement”	Recital C
“Operating Company”	Section 2.1(a)
“Optionors”	Introductory Paragraph
“Pension Agreement”	Section 2.2(b)
“Pension Fund”	Section 2.2(b)
“Subsequent Closing”	Section 3.5(c)
“Supply Agreement”	Section 3.3(f)
“Transaction”	Recital D
“USC”	Recital B
“USC Assumed Liabilities”	Section 2.2
“USC Benefit Plans”	Section 4.8(e)
“USC Cap”	Section 8.5(c)
“USC Contracts”	Section 4.6(a)
“USC Contributed Assets”	Section 2.1(a)
“USC Excluded Liabilities”	Section 2.3
“USC Financial Statements”	Section 4.13
“USC Indemnified Parties”	Section 8.2
“USC Lease”	Section 4.3(a)
“USC Leased Real Property”	Section 4.3(a)
“USC Material Adverse Effect”	Section 4.4(a)
“USC Option Assets”	Section 3.5(b)
“USC Owned Real Property”	Section 4.3(c)

2.        Contributions.

           2.1       Contribution of Assets.

                        (a)          Subject to the terms and provisions of this Agreement, at the Closing, the USC Members shall contribute all of their right, title and interest in and to the assets set forth on Exhibit 2.1(a)  to the Company, free and clear of all Liens other than Permitted Liens (the “USC Contributed Assets”), and the Company will immediately contribute the USC Contributed Assets to Superior Operating Company I, LLC, a wholly-owned subsidiary (“Operating Company”).  At the Closing, as consideration for the USC Contributed Assets, the Company will issue to the USC Members an aggregate of 500 Shares allocated among them as set forth on Schedule 2.1(a).

                        (b)          Subject to the terms and provisions of this Agreement, at the Closing, Levy shall contribute (i) $1,000,000 cash and (ii) all of its right, title and interest in and to the assets set forth on Exhibit 2.1(b)  to the Company, free and clear of all Liens other than Permitted Liens (collectively, the “Levy Contributed Assets,” and, together with the USC Contributed Assets, the “Contributed Assets”), and, except for the $1,000,000 cash contribution, the Company will immediately contribute the Levy Contributed Assets to Superior Operating Company I, LLC, a wholly-owned subsidiary.  At the Closing, as consideration for the Levy Contributed Assets, the Company will issue to Levy an aggregate of 500 Shares.

          Notwithstanding anything in this Agreement to the contrary, no contract, agreement, or license, of either Member that is part of the Contributed Assets and that is not capable of being delegated, assigned or transferred to the Company without the consent or waiver of another party, or under which any delegation, assignment transfer or purported delegation, assignment or delegation to the Company would constitute a violation, breach or default, shall be delegated, assigned or transferred to the Company without having first obtained such required consent or waiver and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date and the Company nevertheless proceeds to close the Transaction, such Member shall use commercially reasonable efforts to cooperate with the Company (i) to establish lawful arrangements which result in the benefits and obligations under such contracts, agreements, and licenses being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by the Company and at such Member’s expense, to obtain any such consents and waivers, and enforce such Member’s rights under such contracts, agreements, and licenses on behalf and for the benefit of, and as directed by, the Company.

          2.2          Assumption of Liabilities.

                         (a)          Except as otherwise specifically provided in this Agreement, the Company shall not assume or become liable for any Liabilities of any Member.  Subject to the terms and provisions of this Agreement, at the Closing the Company shall assume the USC Members’ obligations arising or accruing after the Closing Date under the USC Contracts and those Liabilities listed on attached Exhibit 2.2(A) (collectively, the “USC Assumed Liabilities”).  Subject to the terms and provisions of this Agreement, at the Closing the Company shall assume Levy’s obligations arising or accruing after the Closing Date under the Levy Contracts, and those Liabilities listed on attached Exhibit 2.2(B) (collectively, the “Levy Assumed Liabilities”).

                         (b)          The Members and the Company will enter into an Agreement Approving Asset Sale, the form of which is attached hereto as Exhibit 2.2(b) (the “Pension Agreement”), with the Central States Southeast and Southwest Areas Pension Fund (the “Pension Fund”).

          2.3          Excluded Liabilities.

          Except as provided in Section 2.2, the Company shall not assume or become liable for any Liabilities of the Members.

          2.4          Purchase and Sale of Inventory and Prepaid Assets.

          Subject to the terms and provisions of this Agreement, at the Closing, (i) the USC Members shall sell, and the Company shall purchase, all of the USC Members’ right, title and interest in and to the inventory and prepaid assets set forth on Exhibit 2.4(A), free and clear of all Liens (the “USC Inventory”), and (ii) Levy shall sell, and the Company shall purchase, all of the Levy’s right title and interest in and to the inventory and prepaid assets set forth on Exhibit 2.4(B), free and clear of all Liens (the “Levy Inventory”).  As consideration for the purchase of the USC Inventory, the USC Members will receive at Closing a receivable from the Company equal to the applicable USC Member’s cost of such inventory as of the Closing, which receivable will be payable upon the earlier of (i) the 30th day after the Company’s sale of items of USC

Inventory or (ii) the 120th day after the Closing Date.  As consideration for the purchase of the Levy Inventory, Levy will receive at Closing a receivable from the Company equal to Levy’s cost of such inventory as of the Closing, which receivable will be payable upon the earlier of (i) the 30th day after the Company’s sale of the Levy Inventory or (ii) the 120th day after the Closing Date.  The parties will each designate representatives to conduct a physical inventory and inspection of the USC Inventory and the Levy Inventory within 2 business days of the Closing Date and each party’s receivable will be determined based upon such inventory inspection.  Sales of the USC Inventory and the Levy Inventory shall be assumed on a first in first out usage basis until consumed or sold.

3.       Closing.

          3.1          The Closing.

          The consummation of the Transaction shall occur at a mutually agreeable place on April 1, 2007 or such other date as agreed upon by the parties after the satisfaction (or waiver) of the conditions set forth in Article 7, and is sometimes referred to in this Agreement as the “Closing,” and such date is sometimes referred to as the “Closing Date.”

          3.2           Closing Deliveries of the USC Members.

          At the Closing, in addition to other items specified elsewhere in this Agreement, the applicable USC Members shall do the following:

                         (a)          execute and deliver to the Company a bill of sale in the form of the attached Exhibit 3.2(a) (“Bill of Sale”) to convey to the Company the tangible assets that are part of the USC Contributed Assets;

                         (b)          execute and deliver deeds and deliver title policies (not inconsistent with any of the USC Member’s representations and warranties) with respect to each parcel of real property that is part of the USC Contributed Assets, in form and substance reasonably acceptable to Levy;

                         (c)          execute and deliver lease assignments and deliver landlord estoppel certificates and title policies (not inconsistent with any of the USC Member’s representations and warranties) with respect to each parcel of leased property that is part of the USC Contributed Assets, in form and substance reasonably acceptable to the Company;

                         (d)          execute and deliver to the Company an assignment and assumption agreement in the form of the attached Exhibit 3.2(d) (“Assignment and Assumption Agreement”) to convey to the Company the intangible assets that are part of the USC Contributed Assets and the USC Assumed Liabilities;

                         (e)          execute and deliver to Levy the Operating Agreement in the form of the attached Exhibit 3.2(e);

                         (f)          cause to be delivered to Levy and the Company a guaranty of the USC Members’ obligations under this Agreement, the Asset Purchase Agreement, the Operating Agreement and the Kurtz Lease in the form of the attached Exhibit 3.2(f) (“Guaranty”) executed by USC;

                          (g)          deliver to the Company a cement rebate agreement in the form of the attached Exhibit 3.2(g) (“Cement Rebate Agreement”) executed by USC;

                          (h)          deliver to the Company a real property lease in the form of the attached Exhibit 3.2(h) (the “Kurtz Lease”) executed by Kurtz;

                          (i)          cause to be delivered to the Company an administrative services agreement in the form of the attached Exhibit 3.2(i) (“Administrative Services Agreement”) executed by USC;

                          (j)          deliver to Levy an asset purchase agreement in the form of the attached Exhibit 3.2(j) (“Asset Purchase Agreement”) executed by Kurtz;

                          (k)          deliver to Levy a lease and extraction agreement in the form of the attached Exhibit 3.2(k) (“Mining Lease”) executed by Kurtz;

                          (l)          deliver to Levy evidence of the release of all Liens set forth on Schedule 4.2(a), including, without limitation, any required UCC-3 termination statements; and

                          (m)          execute and deliver such other documents and certificates as are required by the terms of this Agreement (including all governmental and third party Consents required to be delivered by the USC Members) or as may be reasonably requested by Levy.

          3.3           Closing Deliveries of Levy.

          At the Closing, in addition to other items specified elsewhere in this Agreement, Levy shall do the following:

                          (a)          execute and deliver to the Company a Bill of Sale to convey to the Company the tangible assets that are part of the Levy Contributed Assets;

                          (b)          execute and deliver to the Company leases in the form of the attached Exhibit 3.3(b) for each of the parcels of real property described on the attached Schedule 3.3(b) (the “Levy Real Property Leases”);

                          (c)          execute and deliver deeds and deliver title policies (not inconsistent with any of Levy’s representations and warranties) with respect to each parcel of real property that is part of the Levy Contributed Assets, in form and substance reasonably acceptable to the USC Members;

                          (d)          execute and deliver to the Company an Assignment and Assumption Agreement to convey to the Company the intangible assets that are part of the Levy Contributed Assets and the Levy Assumed Liabilities;

                          (e)          execute and deliver to the USC Members the Operating Agreement;

                          (f)          execute and deliver to the Company an aggregates supply agreement in the form of the attached Exhibit 3.3(f) (the “Supply Agreement”);

                          (g)          execute and deliver to Kurtz the Mining Lease;

                          (h)          deliver evidence of the release of all Liens set forth on Schedule 5.2(a), including, without limitation, any required UCC-3 termination statements; and

                          (i)          execute and deliver such other documents and certificates as are required by the terms of this Agreement (including all governmental and third party Consents required to be delivered by Levy) or as may be reasonably requested by the USC Members or the Company.

          3.4          Closing Deliveries of the Company.

          At the Closing, in addition to other items specified elsewhere in this Agreement, the Company shall do the following:

                          (a)          execute and deliver to Levy the Levy Real Property Leases;

                          (b)          execute and deliver to Kurtz the Kurtz Lease;

                          (c)          execute and deliver to the USC Members an Assignment and Assumption Agreement to accept the intangible assets that are part of the USC Contributed Assets and assume the USC Assumed Liabilities;

                          (d)          execute and deliver to Levy an Assignment and Assumption Agreement to accept the intangible assets that are part of the Levy Contributed Assets and assume the Levy Assumed Liabilities;

                          (e)          execute and deliver to Levy the Supply Agreement;

                          (f)          execute and deliver to USC the Cement Rebate Agreement; and

                          (g)          execute and deliver such other documents and certificates as are required by the terms of this Agreement (including all governmental and third party Consents required to be delivered by the Company) or as may be reasonably requested by USC or Levy.

          3.5          Proceedings; Subsequent Closing.

          (a)          Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken and all such documents have been executed and delivered.

          (b)          The Optionors, at their option, shall have the right, exercisable in accordance with Section 3.5(c), to contribute to the Company all of their right, title and interest in and to the assets set forth on Exhibit 3.5(b), free and clear of all Liens other than Permitted Liens (the “USC Option Assets”) in exchange for 250 Shares (as defined in the Operating Agreement).  Upon the contribution by the Optionors of the USC Option Assets, the Company will immediately contribute the USC Option Assets to Superior Operating Company II, LLC, a wholly-owned subsidiary. The parties agree that the USC Option Assets shall be deemed to be part of the USC Contributed Assets for all purposes under this Agreement, including the application of the representations and warranties and indemnification provisions.

          (c)          Upon at least two days written notice from the Optionors to the Company and Levy, the Optionors may exercise their option set forth in Section 3.5(b), such option being exercisable beginning on the Closing Date until 10 business days after the Closing Date.  If the Optionors elect to exercise their option under Section 3.5(b) and the closing of such option exercise occurs on a date after the Closing (“Subsequent Closing”), then on or before the Subsequent Closing, the Optionors shall cause the delivery of the items specified in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(l) and 3.2(m) with respect to the USC Option Assets, and Optionors and the Company shall deliver the items set forth in Sections 3.4(c) and 3.4(g) with respect to the USC Option Assets. In addition, the Optionors will execute and deliver to the Company a joinder to the Operating Agreement in a form satisfactory to the Company’s members, and BWB and Levy will each execute and deliver a sublease of that certain Aggregate Dock Lease in the form of the attached Exhibit 3.5(c) (the “Dock Sublease”).

          3.6          Prorations and Adjustments.

          Each Member shall be liable for and shall pay in a timely manner all federal, state and local sales, use, excise, documentary, stamp taxes and all other Taxes, duties or late charges properly payable on and in connection with such Member’s (i) operations prior to contribution and (ii) contribution of its respective contributed assets to the Company.  At the Closing, all real and personal property Taxes which are past due or have become due upon any of the USC Contributed Assets or the Levy Contributed Assets on or before the Closing Date will be the responsibility of the contributing Member, together with any penalty or interest thereon.  Current real and personal property Taxes will be prorated and adjusted between the contributing Member and the Company as of the Closing Date on a due date basis as if paid in advance.  The parties will also prorate such other amounts as of the Closing Date as they deem appropriate.

4.       Representations and Warranties of USC.

          The USC Members jointly and severally represent and warrant to the Company and Levy that the statements made in this Article 4 are true and correct, subject to the information set forth in the schedules delivered by the USC Members hereto.

          4.1          Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

                          (a)          Each USC Member is an entity duly incorporated or formed, validly existing and in good standing under the laws of the state of its organization.  The entity types and jurisdictions of organization of the USC Members are as set forth in the introductory paragraph to this Agreement.  Each USC Member is qualified or licensed to do business in the state of Michigan.  Each USC Member has the requisite power and authority to (i) own and operate its portion of the USC Contributed Assets, (ii) enter into this Agreement and the Related Agreements to which it is a party, and (iv) consummate the Transaction.

                          (b)          This Agreement and each Related Agreement to which any USC Member is a party has been duly authorized by such USC Member and by all necessary corporate or limited liability company action on the part of such USC Member, and no other proceedings are necessary on the part of the USC Members to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  This Agreement and the Related Agreements to which the USC Members are a party, when executed and delivered, will constitute the legal, valid and binding obligations of the USC Members, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                          (c)          Except as set forth on Schedule 4.1(c), each USC Member’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transaction by such USC Member do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of such USC Member under, or result in any loss of any material benefit to which such USC Member is entitled, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the USC Contributed Assets, under the terms of (i) such USC Member’s certificate of incorporation or bylaws or other applicable charter documents, (ii) any Law applicable to such USC Member or binding on the USC Contributed Assets, (iii) any agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which such USC Member is a party or by which such USC Member or the USC Contributed Assets may be bound, (iv) any order, judgment, writ, injunction, award, Law, statute, rule, regulation or decree to which such USC Member is a party or by which any USC Contributed Asset is bound or affected, or (v) any Permit with or under any Law or Governmental Authority applicable to such USC Member.

          4.2          Title to and Condition of Contributed Assets.

                          (a)          The USC Members have, and the Company is receiving, good, valid and marketable title or valid lease or license, as the case may be, to each and all of the USC Contributed Assets, free and clear of all Liens, imperfections of title, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer and encumbrances of any nature, except for the Permitted Liens and Liens and other items identified on Schedule 4.2(a) to this Agreement.

                          (b)          The tangible USC Contributed Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.  The USC Contributed Assets (including the USC Option Assets) and the real property leased under the Kurtz Lease constitute all of the ready-mixed concrete assets owned by the USC Members in the State of Michigan.

          4.3          Real Property.

                          (a)          Leased Properties.  Schedule 4.3(a) sets forth the address of each parcel of leased real property that is a part of the USC Contributed Assets (the “USC Leased Real Property”), and a true, accurate and complete list of all leases (each, a “USC Lease”) for each such USC Leased Real Property (including the date and name of the parties to such USC Lease, a list of all exhibits and amendments thereto, a true, accurate and complete copy of all of which has been delivered to the Company prior to the date hereof).  The USC Members represent that they have delivered to the Company a true, accurate and complete copy of each such USC Lease.  Except as set forth in Schedule 4.3(a), with respect to each of the USC Leases:

                                          (1)          such USC Lease is legal, valid, binding, enforceable and in full force and effect;

                                          (2)          the transactions contemplated by this Agreement and the Related Agreements (including the Transactions) do not require the consent of any other party to such USC Lease, will not result in a breach of or default under such USC Lease, will not give rise to any termination or recapture rights, and will not otherwise cause such USC Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                                          (3)          the applicable USC Member’s possession and quiet enjoyment of the USC Leased Real Property under such USC Lease has not been disturbed and there are no pending or outstanding suits, municipal violations or claims by governmental agencies with respect to such USC Lease or the USC Leased Real Property;

                                          (4)          no USC Member nor any other party to any USC Lease is in breach or default under such USC Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such USC Lease;

                                          (5)          no security deposit or portion thereof deposited with respect to such USC Lease has been applied in respect of a breach or default under such USC Lease which has not been redeposited in full;

                                          (6)          the other party to such USC Lease is not an Affiliate of, and otherwise does not have any economic interest in, any USC Member (other than an indirect interest through the ownership of publicly traded shares of USC);

                                          (7)          no USC Member has subleased, licensed or otherwise granted any Person the right to use or occupy such USC Leased Real Property or any portion thereof;

                                          (8)          no USC Member has collaterally assigned or granted any other security in such USC Lease or any interest therein;

                                          (9)          there are no Liens on the estate or interest created by such USC Leases;

                                          (10)          no USC Member is obligated, or has agreed or committed, to do any of the foregoing; and

                                          (11)          there are no Hazardous Substances on, under or otherwise affecting the USC Leased Real Property, and the USC Members have no knowledge, and have received no notices, in any way relating to same or potential or threatened claims relating thereto.

                           (b)          Additional Representations as to USC Leased Real Property.

                                          (1)          No Proceedings.  There is no condemnation, expropriation or other proceeding in eminent domain or any similar proceeding pending, or to the knowledge of the USC Members, threatened, affecting the USC Members’ interest in any USC Leased Real Property.  There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or to the knowledge of the USC Members, threatened, relating to the ownership, lease, use, occupancy or operation of any USC Leased Real Property.

                                          (2)          Current Use.  Except as set forth on Schedule 4.3(b):  (i) the current use by the USC Members of the USC Leased Real Property does not violate any applicable Law, instrument of record or agreement affecting any USC Leased Real Property, and (ii) there is no violation of any applicable covenant, condition, restriction, easement or agreement with respect to any USC Leased Property.

                            (c)          USC Owned Real Properties.  Schedule 4.3(c) sets forth the address of each parcel of real property owned by any USC Member (the “USC Owned Real Property”).  Except as set forth in Schedule 4.3(c), with respect to each of the USC Owned Real Properties, and other than as set forth on the title commitments and/or the surveys:

                                          (1)          the applicable USC Member’s possession and quiet enjoyment of the USC Owned Real Property has not been disturbed and there are no pending or outstanding, or to the USC Members’ knowledge threatened, suits, municipal violations or claims by governmental agencies with respect to the USC Owned Real Property;

                                          (2)          the applicable USC Member has not leased, licensed or otherwise granted any Person the right to use or occupy such USC Owned Real Property or any portion thereof;

                                          (3)          the applicable USC Member has not collaterally assigned or granted any other security in the USC Owned Real Property;

                                          (4)          there are no Liens on the estate or interest in the USC Owned Real Property;

                                          (5)          there are no easements, agreements, Liens or other matters affecting title to the USC Owned Real Properties other than as set forth in the Title Commitments;

                                          (6)          there are no Hazardous Substances on, under or otherwise affecting the USC Owned Real Property, and such USC Member has no knowledge, and has received no notices, in any way relating to same or potential or threatened claims relating thereto.

                            (d)          Additional Representations as to USC Owned Real Property.

                                          (1)          No Proceedings.  There is no condemnation, expropriation or other proceeding in eminent domain or any similar proceeding pending, or to the knowledge of the USC Members threatened, affecting the USC Members’ title to any USC Owned Real Property.  There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or to the knowledge of the USC Members, threatened, relating to the ownership, lease, use, occupancy or operation of any USC Owned Real Property.

                                          (2)          Current Use.  Except as set forth on Schedule 4.3(d):  (i) the current use by the USC Members of the USC Owned Real Property does not violate any applicable Law, instrument of record or agreement affecting any USC Owned Real Property, and (ii) there is no violation of any applicable covenant, condition, restriction, easement or agreement.

          4.4          Claims; Litigation; Compliance with Laws.

                          (a)          Except as set forth on Schedule 4.4(a), there is no action at law or in equity, arbitration proceeding, complaint or investigation, and no outstanding injunction, judgment, order, decree, ruling or charge, before or by any Governmental Authority, pending or, to the USC Members’ knowledge, threatened against (i) any USC Member, (ii) any of the USC Contributed Assets or (iii) the USC Members’ ability to consummate the Transaction.  Except as set forth on Schedule 4.4(a), none of the actions, proceedings, complaints or investigations, outstanding injunctions, judgments, orders, decrees, rulings or charges set forth on Schedule 4.4(a) is reasonably likely to result in any adverse change in the financial condition, operations, results of operation or future prospects of the USC Members, or the USC Contributed Assets or adversely effect the USC Members’ ability to consummate the Transaction.

                          (b)          Except as set forth on Schedule 4.4(b), the USC Members do not own, and are not operating, the USC Contributed Assets, and the USC Members are not carrying on or conducting their businesses or affairs of their businesses, in violation of any, and the USC Members are otherwise in full compliance with all, Laws (including, without limitation, any Environmental Law) presently in effect.

          4.5          Permits; Licenses.

          Except as set forth on Schedule 4.5, each USC Member has, and at all times has had, all Permits required under any Law of any Governmental Authority in the operation of its business and the ownership and operation of its portion of the USC Contributed Assets and owns or possesses such Permits free and clear of all Liens.  Except as set forth on Schedule 4.5, each USC Member is in material compliance with all of its Permits, and is neither in default nor has received any notice of any claim of default with respect to any such Permit.  There are no proceedings, investigations or audits pending, or to the USC Members’ knowledge, threatened against any USC Member by any Governmental Authority relating to any Permit.  Except as otherwise governed by Law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  Except as set forth on Schedule 4.5, no present or former shareholder, director, officer or employee of any USC Member or any Affiliate thereof, or any other Person or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which any USC Member owns, possesses or uses in connection with the USC Contributed Assets.  Except as set forth on Schedule 4.5, all such Permits are freely and properly transferable to the Company, and the representations contained in this Section 4.5 shall be true and accurate as applicable to the Company upon such transfer.

          4.6           Contracts.

                           (a)          Schedule 4.6 contains a true and complete list of the contracts and other agreements to which any USC Member is a party and which constitute part of the USC Contributed Assets (the “USC Contracts”).

                           (b)          The USC Members have delivered a true and complete copy of each agreement (or a written summary of any oral agreement) listed on Schedule 4.6 to the Company.

                           (c)          Except as set forth on Schedule 4.6, all of the USC Contracts are valid, binding and enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity), and such USC Contracts are freely assignable to the Company without restriction or condition.

                          (d)          Except as set forth on Schedule 4.6, neither any USC Member nor any other party is in breach or default nor has any such default been asserted by any such party in writing, and, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any of the USC Contracts.

                           (e)          Neither any USC Member nor the other parties to any of the USC Contracts, have repudiated any provision of any such agreement.

          4.7          Proprietary Rights.

                           (a)          Schedule 4.7 contains a true and complete list of all Proprietary Rights, including, without limitation, any trade names, owned or licensed by any USC Member that constitute part of the USC Contributed Assets, specifying which Proprietary Rights are owned and which are licensed.  Except as disclosed on Schedule 4.7, a USC Member either (i) owns, solely and exclusively, all right title and interest in, free and clear of all Liens, or (ii) has valid and continuing rights to use, each of the Proprietary Rights, subject to the requirement to obtain necessary consents to transfer for continued use after any proposed transfer contemplated by this Agreement (which consents shall be obtained as of the Closing), and (iii) such Proprietary Rights are freely assignable to the Company without restriction or condition.

                           (b)          The Proprietary Rights set forth on Schedule 4.7 do not infringe, violate or constitute an unauthorized use or misappropriation of any rights of any Person (including pursuant to any non-disclosure agreements or obligations to which any USC Member is a party).  As of the date hereof, no USC Member is the subject of any pending or, to the USC Members’ knowledge, threatened legal proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any Proprietary Rights by any Person against USC or challenging the ownership, use, validity or enforceability of any material Proprietary Rights.

          4.8           Employees; Employee Benefits.

                           (a)          Except as set forth on Schedule 4.8, no employee of any USC Member that the Company will hire at Closing has any individual written or oral, implied or express, agreement with USC that sets forth the terms and conditions of that individual’s employment.

                           (b)          Except as set forth on Schedule 4.8, since January 1, 2003, there have been no (i) unfair labor practice charges or complaints, (ii) strikes or work stoppages, or (iii) labor disputes against or involving any USC Member.

                           (c)          Except as set forth on Schedule 4.8, no USC Member is a party to or bound by any collective bargaining agreement.

                           (d)          Except as set forth on Schedule 4.8, since January 1, 2003, no USC Member has been the subject of any individual or governmental complaint alleging a violation of any Law protecting employees from discrimination, retaliation, unfair treatment, unsafe working conditions, or employment practices.  The USC Members are in compliance with all Laws protecting employees from discrimination, retaliation, unfair treatment, unsafe working conditions, wage and hour laws and other laws, rules and regulations relating to the payment of wages, and there are no pending or, to the USC Members’ knowledge, threatened investigations, audits or inquiries from any Governmental Authority regarding any matter relating to any employees or employment practices.

                           (e)          Set forth on Schedule 4.8 is a list of each employee pension, profit sharing, bonus, option, other incentive, defined contribution, defined benefit, deferred compensation, supplemental executive retirement, hospitalization, medical, disability, life insurance, long term care, severance or other plan, fund, program or policy providing employee benefits that are maintained or contributed to by any USC Member with respect to their employees or former employees, other than the Central States Southeast and Southwest Areas Pension Fund (the “USC Benefit Plans”).

                           (f)          Each USC Benefit Plan intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and has received an opinion letter from the Internal Revenue Service on which the USC Members may rely currently, and the USC Members are not aware of any fact or circumstance that would adversely affect the status of that letter.

                           (g)          Neither the USC Benefit Plans, nor any plan of any company that together with any USC Member is treated as a single employer under Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), other than the Central States Southeast and Southwest Areas Pension Fund, is a multiemployer plan within the meaning of ERISA Section 3(37)(A), and no withdrawal liability has been incurred by or asserted against any USC Member or any ERISA Affiliate of any USC Member, and none will be asserted as a result of the consummation of the Transaction.

                           (h)          No prohibited transaction, as set forth in Section 406 of ERISA or Section 4975 of the Code, has occurred or is continuing with respect to any USC Benefit Plan.

                           (i)          Each USC Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, the regulations thereunder, the group health plan portability, access and renewability requirements of Section 4980D of the Code and Title I, Subtitle B, Part 7 of ERISA and all corresponding and similar Laws applicable to the continuation, portability, access and renewability of group health benefit plans.

                           (j)          Except as set forth on Schedule 4.8, neither any USC Member nor any ERISA Affiliate of any USC Member has ever maintained or contributed to a defined benefit plan (as defined in Section 3(35) of ERISA) other than the Central States Southeast and Southwest Areas Pension Fund.

                           (k)          There are not currently, nor will there be prior to the Closing Date, any actions, suits or claims pending (other than routine claims for benefits) or, to the USC Members’ knowledge, threatened against any USC Benefit Plan, any USC Member or other ERISA Affiliate of any USC Member for benefits arising under or pursuant to any USC Benefit Plan.

                           (l)          No asset of any USC Member is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, no USC Member has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and no USC Member has knowledge of any facts which could be expected to give rise to such Lien or such posting of security.

          4.9           Taxes.

          Except as set forth in Schedule 4.9:

                           (a)          All Tax Returns of the USC members, or relating to the USC Contributed Assets, have been duly and timely filed or have been duly and timely extended in accordance with applicable Laws, and such Tax Returns are true, correct and complete and correctly reflect the facts regarding income, business, assets, operations, activities, status or other matters of the USC Members or other information required to be shown thereon.  All Taxes owed by the USC Members or relating to the USC Contributed Assets (whether or not shown on such Tax Returns) have been paid.  All Taxes that have accrued but are not yet due and payable as of the Closing Date, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, are reflected as Liabilities on the books and records of the USC Members.  Adequate Provision has been made by the USC Members for any unpaid current and deferred taxes for all periods ending on or before the date of contribution.  Any tax installments due by the USC Members in respect of the current tax year have been made as required.  There are no Liens for Taxes upon any of the USC Contributed Assets.

                           (b)          Each USC Member has (i) withheld all required amounts from any employee, agent, contractor, creditor, stockholder, nonresident, or other third party and remitted to the extent required by Law, such amounts to the proper agencies on a timely basis and in accordance with applicable Law, and (ii) filed all federal, state, local, and foreign Tax Returns with respect to employee income tax withholding, social security and unemployment taxes and premiums, all prepared in accordance with applicable Law, including, without limitation, the withholding tax provisions of the Code.

                           (c)          No deficiencies for Taxes have been claimed, proposed or assessed and no Tax audits or other administrative proceedings with respect to Taxes are pending with respect to any USC Member or the USC Contributed Assets.  No USC Member has received or expects to receive any notice of deficiency or assessment from any Governmental Authority responsible for Taxes with respect to Liabilities for Taxes which have not been fully paid or finally settled.  No claim has ever been made by any Governmental Authority in a jurisdiction in which any USC Member does not file Tax Returns that such USC member is or may be subject to taxation in that jurisdiction.

                           (d)          No USC Member is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

                           (e)          None of the USC Assumed Liabilities is an obligation to make a payment that will not be deductible by the Company under Section 280G of the Code.

                           (f)          No USC Member is a party to any Tax allocation or sharing agreement.

                           (g)          No waiver of any statute of limitations with respect to Taxes of any USC Member, or relating to the USC Contributed Assets, is currently in effect.  There has not been any agreement to an extension of time made with respect to a Tax assessment or deficiency with respect to Taxes of any USC Member, or relating to the USC Contributed Assets.

                           (h)          No USC Member has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or under any similar provision of state, local or foreign Law), as a transferee, by contract, or otherwise.  No event, transaction, act or omission has occurred which could result in any USC Member becoming liable to pay or to bear any Tax as a transferee, successor or otherwise that is primarily or directly chargeable or attributable to any other Person.

                           (i)          No USC Member has made any elections, or is required, to treat any of its assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision.

          4.10          Consents.

          Except as set forth on Schedule 4.10, no material consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other court, administrative agency or commission, other Governmental Authority or regulatory body or any other Person as of the Closing Date is necessary to be obtained, made or given by any USC Member in connection with the execution, delivery and performance by the USC Members of this Agreement or the consummation by the USC Members of the Transaction.

          4.11          Affiliate Transactions.

          Schedule 4.11 lists each business arrangement or relationship between the USC Members and their Affiliates within the past 12 months that pertains to the USC Contributed Assets or their operation thereof.

          4.12          Brokers.

          No USC Member (i) has dealt with any broker or finder in connection with the Transaction; (ii) has caused or created any Liability to any broker in connection with the Transaction; and (iii) is aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with the Transaction.  No broker or finder, acting on any USC Member’s behalf, was instrumental in bringing about the Transaction.

          4.13          Financial and Accounting Information.

          Attached hereto as Exhibit 4.13 is a copy of each USC Member’s unaudited plant profitability and allocated SG&A (excluding cement rebates and Houston corporate overhead) for each of the three years ended December 31, 2006 (the “USC Financial Statements”).  Each of the USC Financial Statements (including in all cases the notes thereto, if any), is accurate and complete in all material respects, is consistent with the books and records of each USC Member.

          4.14          Prior Acquisition Agreements.

          Schedule 4.14 contains a list of the material contracts and other agreements pursuant to which any USC Member acquired the assets which constitute part of the USC Contributed Assets (the “Prior Acquisition Agreements”), true and correct copies of which have been delivered to Levy.  Except as set forth on Schedule 4.14, no third party under the Prior Acquisition Agreements has filed suit or made demand upon any USC Member for indemnification or, to the USC Members’ knowledge, is seeking any other remedy for any USC Member’s breach or violation of any Prior Acquisition Agreement.

5.       Representations and Warranties of Levy.

          Levy represents and warrants to the Company and the USC Members that the statements made in this Article 5 are true and correct, subject to the information set forth in the schedules delivered by Levy hereto.

          5.1           Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

                           (a)          Levy is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Michigan.  Levy has the requisite corporate power and authority to (i) own and operate the Levy Contributed Assets, (ii) enter into this Agreement and the Related Agreements to which it is a party, and (iv) consummate the Transaction.

                           (b)          This Agreement and the Related Agreements to which Levy is a party have been duly authorized by Levy and by all necessary corporate action on the part of Levy, and no other proceedings are necessary on the part of Levy to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  This Agreement and the Related Agreements to which Levy is a party, when executed and delivered, will constitute the legal, valid and binding obligation of Levy, enforceable against Levy in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                           (c)          Levy’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transaction by Levy do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Levy under, or result in any loss of any material benefit to which Levy is entitled, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Levy Contributed Assets, under the terms of (i) Levy’s articles of incorporation or bylaws, (ii) any Law applicable to Levy or binding on the Levy Contributed Assets, (iii) any agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Levy is a party or by which Levy or the Levy Contributed Assets may be bound, (iv) any order, judgment, writ, injunction, award, Law, statute, rule, regulation or decree to which Levy is a party or by which any Levy Contributed Asset is bound or affected, or (v) any Permit with or under any Law or Governmental Authority of Levy.

          5.2           Title to and Condition of Contributed Assets.

                           (a)          Levy has, and the Company is receiving, good, valid and marketable title or valid lease or license, as the case may be, to each and all of the Levy Contributed Assets, free and clear of all Liens, imperfections of title, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer and encumbrances of any nature, except for the Liens and other items identified on Schedule 5.2(a) to this Agreement.

                           (b)          The tangible Levy Contributed Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.  The Levy Contributed Assets constitute all of the ready-mixed concrete assets owned by Levy in the State of Michigan.

          5.3          Real Property.

                           (a)          Leased Properties.  Except for the Levy Real Property Leases to be entered into at Closing, there are no parcels of leased real property that constitute part of the Levy Contributed Assets.

                           (b)          Levy Owned Real Properties.  Schedule 5.3(b) sets forth the address of each parcel of real property owned by Levy (the “Levy Owned Real Property”).  Except as set forth in Schedule 5.3(b), with respect to each of the Levy Owned Real Properties, and other than as set forth on the title commitments and/or the surveys:

                                          (1)          Levy’s possession and quiet enjoyment of the Levy Owned Real Property has not been disturbed and there are no pending or outstanding, or to Levy’s knowledge threatened, suits, municipal violations or claims by governmental agencies with respect to the Levy Owned Real Property;

                                          (2)          Levy has not leased, licensed or otherwise granted any Person the right to use or occupy such Levy Owned Real Property or any portion thereof;

                                          (3)          Levy has not collaterally assigned or granted any other security in the Levy Owned Real Property;

                                          (4)          there are no Liens on the estate or interest in the Levy Owned Real Property;

                                          (5)          there are no easements, agreements, Liens or other matters affecting title to the Levy Owned Real Properties other than as set forth in the Title Commitments;

                                          (6)          there are no Hazardous Substances on, under or otherwise affecting the Levy Owned Real Property, and Levy has no knowledge, and has received no notices, in any way relating to same or potential or threatened claims relating thereto.

                           (c)          Additional Representations as to Levy Owned Real Property.

                                          (1)          No Proceedings.  There is no condemnation, expropriation or other proceeding in eminent domain or any similar proceeding pending, or to the knowledge of Levy threatened, affecting Levy’s title to any Levy Owned Real Property.  There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or to the knowledge of Levy, threatened, relating to the ownership, lease, use, occupancy or operation of any Levy Owned Real Property.

                                          (2)          Current Use.  Except as set forth on Schedule 5.3(b):  (i) the current use by Levy of the Levy Owned Real Property does not violate any applicable Law, instrument of record or agreement affecting any Levy Owned Real Property, and (ii) there is no violation of any applicable covenant, condition, restriction, easement or agreement.

          5.4           Claims; Litigation; Compliance with Laws.

                           (a)          Except as set forth on Schedule 5.4(a), there is no action at law or in equity, arbitration proceeding, complaint or investigation, and no outstanding injunction, judgment, order, decree, ruling or charge, before or by any Governmental Authority, pending or, to Levy’s knowledge, threatened against (i) Levy, (ii) any of the Levy Contributed Assets or (iii) Levy’s ability to consummate the Transaction.  Except as set forth on Schedule 5.4(a), none of the actions, proceedings, complaints or investigations, outstanding injunctions, judgments, orders, decrees, rulings or charges set forth on Schedule 5.4(a) is reasonably likely to result in any adverse change in the financial condition, operations, results of operation or future prospects of Levy, or the Levy Contributed Assets or adversely effect Levy’s ability to consummate the Transaction.

                           (b)          Except as set forth in Schedule 5.4(b), Levy does not own, and is not operating, the Levy Contributed Assets, and Levy is not carrying on or conducting its business or affairs of its business, in violation of any, and Levy is otherwise in full compliance with all, Laws (including, without limitation any Environmental Law) presently in effect.

          5.5          Permits; Licenses.

          Except as set forth on Schedule 5.5, Levy has, and at all times has had, all Permits required under any Law of any Governmental Authority in the operation of its business and the ownership and operation of the Levy Contributed Assets and owns or possesses such Permits free and clear of all Liens.  Except as set forth on Schedule 5.5, Levy is in material compliance with all Permits, and Levy is neither in default nor has it received any notice of any claim of default with respect to any such Permit.  There are no proceedings, investigations or audits pending, or to Levy’s knowledge, threatened against Levy by any Governmental Authority relating to any Permit.  Except as otherwise governed by Law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  Except as set forth on Schedule 5.5, no present or former shareholder, director, officer or employee of Levy or any Affiliate thereof, or any other Person or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Levy owns, possesses or uses in connection with the Levy Contributed Assets.  Except as set forth in Schedule 5.5, all such Permits are freely and properly transferable to the Company, and the representations contained in this Section 5.5 shall be true and accurate as applied to the Company upon such transfer.

          5.6           Contracts.

                           (a)          Schedule 5.6 contains a true and complete list of the contracts and other agreements to which Levy is a party and which constitute part of the Levy Contributed Assets (the “Levy Contracts”).

                           (b)          Levy has delivered a true and complete copy of each agreement (or a written summary of any oral agreement) listed on Schedule 5.6 to the Company.

                           (c)          Except as set forth on Schedule 5.6, all of the Levy Contracts are valid, binding and enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity), and such Levy Contracts are freely assignable to the Company without restriction or condition.

                           (d)          Except as set forth on Schedule 5.6, Levy is not, and no other party is, in breach or default nor has any such default been asserted by any such party in writing, and, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any of the Levy Contracts.

                           (e)          Neither Levy nor the other parties to any of the Levy Contracts, have repudiated any provision of any such agreement.

          5.7           Proprietary Rights.

                          (a)          Schedule 5.7 contains a true and complete list of all Proprietary Rights, including, without limitation, any trade names, owned or licensed by Levy that constitute part of the Levy Contributed Assets, specifying which Proprietary Rights are owned and which are licensed.  Except as disclosed on Schedule 5.7, Levy either (i) owns, solely and exclusively, all right title and interest in such Proprietary Rights free and clear of all Liens, or (ii) has valid and continuing rights to use the Proprietary Rights subject to the requirement to obtain necessary consents to transfer for continued use after any proposed transfer contemplated by this Agreement (which consents shall be obtained as of the Closing), and (iii) such Proprietary Rights are freely assignable to the Company without restriction or condition.

                           (b)          The Proprietary Rights set forth on Schedule 5.7 do not infringe, violate or constitute an unauthorized use or misappropriation of any rights of any Person (including pursuant to any non-disclosure agreements or obligations to which Levy is a party).  As of the date hereof, Levy is not the subject of any pending or, to Levy’s knowledge, threatened legal proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any Proprietary Rights by any Person against Levy or challenging the ownership, use, validity or enforceability of any material Proprietary Rights.

          5.8           Employees; Employee Benefits.

                           (a)          Except as set forth on Schedule 5.8, no employee of Levy that the Company will hire at Closing has any individual written or oral, implied or express, agreement with Levy that sets forth the terms and conditions of that individual’s employment.

                           (b)          Except as set forth on Schedule 5.8, since January 1, 2003, there have been no (i) unfair labor practice charges or complaints, (ii) strikes or work stoppages, or (iii) labor disputes against or involving Levy.

                           (c)          Except as set forth on Schedule 5.8, Levy is not a party to or bound by any collective bargaining agreement.

                           (d)          Except as set forth on Schedule 5.8, since January 1, 2003, Levy has not been the subject of any individual or governmental complaint alleging a violation of any Law protecting employees from discrimination, retaliation, unfair treatment, unsafe working conditions, or employment practices.  Levy is in compliance with all Laws protecting employees from discrimination, retaliation, unfair treatment, unsafe working conditions, wage and hour laws and other laws, rules and regulations relating to the payment of wages, and there are no pending or, to Levy’s knowledge, threatened investigations, audits or inquiries from any Governmental Authority regarding any matter relating to any employees or employment practices.

                           (e)          Set forth on Schedule 5.8 is a list of each employee pension, profit sharing, bonus, option, other incentive, defined contribution, deferred compensation, supplemental executive retirement, hospitalization, medical, disability, life insurance, long term care, severance or other plan, fund, program or policy providing employee benefits that are maintained or contributed to by Levy with respect to employees or former employees of Levy, other than the Central States Southeast and Southwest Areas Pension Fund (the “Levy Benefit Plans”).

                           (f)          Neither the Levy Benefit Plans, nor any plan of any ERISA Affiliate of Levy, other than the Central States Southeast and Southwest Areas Pension Fund, is a multiemployer plan within the meaning of ERISA Section 3(37)(A), and no withdrawal liability has been incurred by or asserted against Levy or any ERISA Affiliate of Levy, and none will be asserted as a result of the consummation of the Transaction.

                           (g)          No prohibited transaction, as set forth in Section 406 of ERISA or Section 4975 of the Code, has occurred or is continuing with respect to any Levy Benefit Plan.

                           (h)          Each Levy Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, the regulations thereunder, the group health plan portability, access and renewability requirements of Section 4980D of the Code and Title I, Subtitle B, Part 7 of ERISA and all corresponding and similar Laws applicable to the continuation, portability, access and renewability of group health benefit plans.

                           (i)          Except as set forth on Schedule 5.8, neither Levy nor any ERISA Affiliate of Levy has ever maintained or contributed to a defined benefit plan (as defined in Section 3(35) of ERISA) other than the Central States Southeast and Southwest Areas Pension Fund.

                           (j)          There are not currently, nor will there be prior to the Closing Date, any actions, suits or claims pending (other than routine claims for benefits) or, to Levy’s knowledge, threatened against any Levy Benefit Plan, Levy or other ERISA Affiliate of Levy for benefits arising under or pursuant to any Levy Benefit Plan.

                           (k)          No asset of Levy is the subject of any Lien arising under  Section 302(f) of ERISA or Section 412(n) of the Code, Levy has not been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and Levy has no knowledge of any facts which could be expected to give rise to such Lien or such posting of security.

          5.9           Taxes.

          Except as set forth in Schedule 5.9:

                           (a)          All Tax Returns of Levy, or relating to the Levy Contributed Assets, have been duly and timely filed or have been duly and timely extended in accordance with applicable Laws, and such Tax Returns are true, correct and complete and correctly reflect the facts regarding income, business, assets, operations, activities, status or other matters of Levy or other information required to be shown thereon.  All Taxes owed by Levy or relating to the Levy

Contributed Assets (whether or not shown on such Tax Returns) have been paid.  All Taxes that have accrued but are not yet due and payable as of the Closing Date, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, are reflected as Liabilities on the books and records of Levy.  Any tax installments due by Levy in respect of the current tax year have been made as required.  There are no Liens for Taxes upon any of the Levy Contributed Assets.

                           (b)          Levy has (i) withheld all required amounts from any employee, agent, contractor, creditor, stockholder, nonresident, or other third party and remitted to the extent required by Law, such amounts to the proper agencies on a timely basis and in accordance with applicable Law, and (ii) filed all federal, state, local, and foreign Tax Returns with respect to employee income tax withholding, social security and unemployment taxes and premiums, all prepared in accordance with applicable Law, including, without limitation, the withholding tax provisions of the Code.

                           (c)          No deficiencies for Taxes have been claimed, proposed or assessed and no Tax audits or other administrative proceedings with respect to Taxes are pending with respect to Levy or the Levy Contributed Assets.  Levy has not received and does not expect to receive any notice of deficiency or assessment from any Governmental Authority responsible for Taxes with respect to Liabilities for Taxes which have not been fully paid or finally settled.  No claim has ever been made by any Governmental Authority in a jurisdiction in which Levy does not file Tax Returns that Levy is or may be subject to taxation in that jurisdiction.

                           (d)          Levy is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

                           (e)          None of the Levy Assumed Liabilities is an obligation to make a payment that will not be deductible by the Company under Section 280G of the Code.

                           (f)          Levy is not a party to any Tax allocation or sharing agreement.

                           (g)          No waiver of any statute of limitations with respect to Taxes of Levy, or relating to the Levy Contributed Assets, is currently in effect.  There has not been any agreement to an extension of time made with respect to a Tax assessment or deficiency with respect to Taxes of Levy, or relating to the Levy Contributed Assets.

                           (h)          Levy has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or under any similar provision of state, local or foreign Law), as a transferee, by contract, or otherwise.  No event, transaction, act or omission has occurred which could result in Levy becoming liable to pay or to bear any Tax as a transferee, successor or otherwise that is primarily or directly chargeable or attributable to any other Person.

                           (i)          Levy has not made any elections, and is not required, to treat any of its assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision.

          5.10          Consents.

          Except as set forth on Schedule 5.10, no material consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other court, administrative agency or commission, other Governmental Authority or regulatory body or any other Person as of the Closing Date is necessary to be obtained, made or given by Levy in connection with the execution, delivery and performance by Levy of this Agreement or the consummation by Levy of the Transaction.

          5.11          Affiliate Transactions.

          Schedule 5.11 lists each business arrangement or relationship between Levy and its Affiliates within the past 12 months that pertains to the Levy Contributed Assets or its operation thereof.

          5.12          Brokers.

          Levy (i) has not dealt with any broker or finder in connection with the Transaction; (ii) has not caused or created any Liability to any broker in connection with the Transaction; and (iii) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with the Transaction.  No broker or finder, acting on Levy’s behalf, was instrumental in bringing about the Transaction.

          5.13          Financial and Accounting Information.

          Attached hereto as Exhibit 5.13 is a copy of the Levy unaudited plant profitability, excluding costs for land, rent paid to a Levy Affiliate, overhead (including operations, quality control, field sales and general and administrative), land sales and environmental improvements at the Sterling Heights plant, for the year ended December 31, 2006 for each plant that comprises part of the Levy Contributed Assets (the “Levy Financial Reports”).  Each of the Levy Financial Reports is accurate and complete in all material respects and is consistent with the books and records of Levy.

6.       Covenants.

          6.1           Pre-Closing Access to Information.

          During the period beginning on the date hereof and ending on the Closing Date, each party will be permitted to continue to conduct due diligence as conducted by the parties prior to the date of this Agreement.

          6.2          Conduct of the Business.

           Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing, during the period commencing on the date hereof and ending on the Closing Date, each party shall:

                           (a)          conduct its business only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use its commercially reasonable efforts to keep available the services of its present employees and preserve its present relationships with such employees;

                           (b)          maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all applicable Laws and its other obligations; and

                           (c)          not (i) sell, lease or otherwise dispose of any of its assets being contributed hereunder, (ii) modify or change in any material respect any of its contracts being assigned hereunder, (iii) permit or allow any of the assets contributed hereunder to become subject to any Liens other than Permitted Liens, (iv) waive any claims or rights relating to the Business, except in the ordinary course of business and consistent with past practice, or (v) agree, whether in writing or otherwise, to do any of the foregoing.

          6.3          Further Actions.

          Subject to the terms and conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction, including using commercially reasonable efforts:  (i) to obtain prior to the Closing Date all required consents of parties to contracts with such party and all other licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and as are necessary for the consummation of the Transaction; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.  Where the Transaction requires the consent of any third party under the terms of any contract the applicable party will use commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof.

          6.4          Notification.

          Each party shall promptly notify the others in writing as to (i) any litigation or administrative proceeding filed or pending against such party or, to its knowledge, threatened against it, including any such litigation or administrative proceeding that challenges the Transaction; (ii) any material damage or destruction of any of its assets which are to be contributed hereunder; (iii) any material adverse change in its business or its financial condition or results of operations (to the extent related to the Business); and (iv) any variance from its representations and warranties contained in this Agreement or of any failure or inability to comply with any of its covenants contained in this Agreement.

          6.5          Treatment of Confidential Information.

          Each party acknowledges that it (and its consultants and employees) have or may have had in the past and currently have and in the future will continue to have access to Confidential Information relating to the assets contributed hereunder.  The parties agree that they will keep confidential (and will cause their consultants and employees engaged or employed by them after the Closing Date to keep confidential) all Confidential Information furnished to them and, except with the specific prior written consent of the party whose Confidential Information is at issue, will not disclose (or permit to be disclosed) such Confidential Information to any person or entity.

          6.6          Enforcement of Restrictive Covenants.

          Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Article 6, and (ii) the immediate and irreparable damage that would be caused to the aggrieved party for which it would have no other adequate remedy, the parties agree to waive any objection to the validity or enforcement of these covenants and agree that the provisions of this Article 6 may be enforced by injunctions and restraining orders against any breaching party.  Nothing herein shall be construed as prohibiting any party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

          6.7          Severability; Reformation.

          The covenants in this Article 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant.  In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Article 6 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

          6.8           Litigation Support.

                           (a)          In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including any audit relating to Taxes) in connection with (i) the Transaction, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Contributed Assets, the other parties (and their counsel) will use commercially reasonable efforts to cooperate with the contesting or defending party and its counsel, in the contest or defense, make available their personnel, and provide such testimony as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 7 below).

                           (b)          Each party agrees to (i) furnish or cause to be furnished to any other party, at the expense of the requesting party, as promptly as practicable, such information and assistance relating to the Contributed Assets as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer of any governmental or regulatory inquiry relating to Tax matters, (ii) retain and provide to the requesting party all records (or copies thereof) and other information that may be reasonably relevant to any such Tax Return, audit, or examination, proceeding, or determination, and (iii) provide the requesting party with any final determination of any such audit, or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the requesting party for any Tax period.  Without limiting the generality of the foregoing, each party will retain, until the expiration of the applicable statute of limitation (including any extensions thereof) copies of all Tax Returns (other than income, franchise or similar Tax Returns), and any supporting work schedules and other records, relating to the Contributed Assets for any Tax period (or the portion thereof) ending on or before Closing.

          6.9          Publicity.

          Except as required by applicable Law, no party will issue any press release, notice or disclosure concerning the existence or terms of this Agreement or concerning any of the transactions contemplated herein without the prior written approval of the other parties (which consent shall not be unreasonably withheld).

          6.10          Employee Matters.

                           (a)          At or prior to the Closing, the Company will be free to offer employment to any such employees as it determines. Such employees shall be referred to herein as the “Former USC Employees” and the “Former Levy Employees” and/or the “Company Employees,” where applicable.  Company Employees that are not part of a collectively bargained unit shall be referred to herein as the “Company Non-Union Employees” and Company Employees who are part of a collectively bargained unit shall be referred to herein as “Company Union Employees.”  Neither the USC Members nor Levy shall be responsible for any hiring decisions or hiring practices of the Company.

                           (b)          As of the Closing, the following provisions (c) through (j) will apply with respect to the Company Non-Union Employees and the Company Union Employees.

                           (c)          Company Non-Union Employees’ Health and Welfare Benefits.

(1)

The Company will adopt and become a participating employer in the following health and welfare plans: the HMO Health Alliance Plan; the HMO-PHP of Mid-Michigan Plan; the HMO-Priority Health Plans; the US Concrete PPO (First Health/Coventry) Plan; the Sun Life Dental Plan; the Sun Life Group-Term Life Plan; the Sun Life AD&D Plan; the Sun Life Short-Term Disability Plan; and the Hand Flex Corp Flexible Spending Account Plan (“FSA”) (collectively known as the “Health and Welfare Plans”).  The Company will take all necessary steps to become a participating employer in the Health and Welfare Plans.  The USC Members will cause USC to take all necessary steps to facilitate the Company’s adoption of the Health and Welfare Plans, including, but not limited to, amending the Health and Welfare Plans and providing any applicable enrollment and/or election forms to Company Non-Union Employees.  Further, the USC Members will cause USC to, and the Company shall, timely comply with any applicable requirements in connection with the adoption of the Health and Welfare Plans by the Company under the Code, ERISA, and any other Laws.

(2)

Eligibility for and the benefits of the Health and Welfare Plans as applied to the Company Non-Union Employees will be determined by the Company, except that the Health and Welfare Plans, where applicable, will:

	(a)	offer immediate eligibility to any Company Non-Union Employee;

(b)

recognize and apply to any deductibles under the Health and Welfare Plans any medical or dental expenses incurred by Former USC Employees that are applied toward their 2007 deductibles under the USC Benefit Plans;

(c)

recognize and apply to the FSA any amount contributed by Former USC Employees prior to the Closing and recognize any existing elections to participate in and contribute to the FSA for the remainder of the FSA plan year following the Closing;

(d)

recognize and apply (to the extent practicable) to any deductibles under the Health and Welfare Plans any medical or dental expenses incurred by Former Levy Employees that are applied to their 2007 deductibles under the comparable Levy Benefit Plans; and

	(e)	permit Former Levy Employees to participate in the FSA as soon as practicable on or after the Closing.

(3)

The Company shall reimburse USC and the USC Members for all costs and expenses incurred by USC and the USC Members after the Closing associated with providing benefits, including claims paid with respect to any Company Non-Union Employee, under the Health and Welfare Plans.

                           (d)           Company Non-Union Employees’ Retirement Benefits.

(1)

The Company shall adopt the USC 401(k) Plan (the “401(k)”) as a participating employer as of the Closing.  USC shall take all necessary steps to facilitate the adoption of the 401(k) by the Company, including, but not limited to, amending the 401(k) and/or the corresponding Adoption Agreement and providing any applicable enrollment and/or election forms to Company Non-Union Employees.

(2)	Each Former USC Employee will be credited with service equal to the eligibility and vesting service such employee had earned as of the Closing as an employee of USC.

(3)

Each Former Levy Employee shall be credited with service equal to the eligibility service such employee would have earned had he or she been employed by USC for the period of his or her employment with Levy.

(4)	The USC Members will cause the 401(k) to accept a direct rollover of all or a portion of any Former Levy Employee’s distribution from any defined contribution plan maintained by Levy.

(5)

USC currently maintains the USC Employee Stock Purchase Plan (the “Stock Plan”) for the benefit of its employees.  Subject to compliance with the Stock Plan, Company Non-Union Employees will be permitted to participate in the Stock Plan following the Closing.

                           (e)          The parties agree to negotiate with the applicable bargaining units to determine what health, fringe and welfare benefits will be provided to Company Union Employees as of the Closing.  The terms of any collective bargaining agreement entered into subsequent to the date of this Agreement shall supersede any contrary terms in this Agreement with respect to Company Union Employees.

                           (f)          The parties agree to negotiate with the applicable bargaining units to determine what retirement benefits will be provided to Company Union Employees as of the Closing.  The terms of any collective bargaining agreement entered into subsequent to the date of this Agreement shall supersede any contrary terms in this Agreement with respect to Company Union Employees.

                           (g)          Vacation, Compensation and Other Employee Benefits.

(1)

The parties agree that the Company shall be responsible for all vacation and/or paid time off under the Company’s policies with respect to same, to the extent reasonably possible, as provided under similar policies maintained by USC and Levy, that are in effect or authorized as of the day before the Closing.

(2)

The Company will pay all obligations to Company Union and Non-Union hourly Employees with respect to accrued and unused vacation and/or paid time off as of the Closing in accordance with the terms of the applicable USC or Levy policy regarding same, and the USC Members or Levy, as applicable, will reimburse the Company quarterly for such obligations in respect of their respective former employees.

(3)

Company Non-Union Employees will be credited with years of service from their original date of hire with either the applicable USC Member or Levy for purposes of determining vacation and paid time off under the Company policies described in (1) above.

(4)

Any commissions, bonuses or incentive compensation obligations that exist with respect to Former USC Employees or Former Levy Employees as of the Closing shall be the sole obligation of the applicable USC Member or Levy, respectively, as the former employer of such former employee.

(5)

The parties agree to develop and implement the Company’s policies for Company Non-Union Employees with respect to holidays, bereavement, jury duty, military leave, overtime, tuition reimbursement, travel, automobile and other fringe benefits within one day of the Closing, except for automobile, which will be implemented as soon as possible following the Closing.

                           (h)          The parties agree to negotiate with the applicable bargaining units to determine the terms of employment of the Company Union Employees.  The terms of any collective bargaining agreement entered into subsequent to the date of this Agreement shall supersede any contrary terms in this Agreement with respect to Company Union Employees. The parties acknowledge that bargaining is expected to occur post-Closing with respect to three current Levy collective bargaining agreements (Machinist Local 698, Teamsters Local 332 and Teamsters Local 614). From the Closing Date until a new collective bargaining agreements are entered into with such union locals (the “Transition Period”) with respect to the Company Employees represented by such locals, the Company agrees:

(1)	in order to maintain healthcare coverage the Company shall make monthly payments to Levy consistent with the COBRA rates for each such Company Employee (and covered dependents) for such plans;

(2)	in order to maintain Short Term disability benefits the Company will be responsible for administering and paying such benefits consistent with the former Levy plan;

(3)

in order to maintain employer paid Life Insurance benefits (including employer paid dependent benefits for employees of the two Teamster represented groups) the Company will be responsible for administering and paying such benefits consistent with the former Levy plan; and

(4)

in order to offer employee paid Life Insurance benefits (including employee paid dependent life benefits) the Company will be responsible for offering, administering and paying such benefits consistent with the employee’s elections in the former Levy plan and consistent with the amounts and provisions of such plan.

                           (i)          The parties agree that, except as expressly set forth in this Section 6.10, the Company shall have no obligation with respect to any severance or other termination benefits or any other Liabilities or obligations to Former USC Employees or Former Levy Employees that arose in respect of the period, or accrued, prior to the Closing or in connection with the Transaction, and any such Liabilities or obligations with respect to Former USC Employees or Former Levy Employees shall be the sole obligation of USC or Levy, respectively, as the former employer of such former employee.

                           (j)          The parties agree that USC shall administer the Health and Welfare Plans and the 401(k) on behalf of the Company in accordance with the terms of the Administrative Services Agreement.

                           (k)          The parties agree that USC, acting as agent for, and in the name of the Company, shall provide payroll processing services in accordance with the Administrative Services Agreement with respect to all Company Employees.  As agent for the Company, USC shall withhold any amounts required to be withheld from the wages of Company Employees, shall properly and timely pay any employment taxes due by the Company with respect to the Company Employees, and as soon as administratively practicable following each payroll date, shall pay to the appropriate entity, any amounts withheld from the wages of the Company Employees representing contributions for any Health and Welfare Plan or 401(k).

          6.11          Warranty Service.

          Each party will continue to be responsible for, and the Company will not assume, the respective warranty obligations for any products and services provided by such party prior to the Closing.

          6.12          Accounts Receivable.

          The Company shall act in a commercially reasonable manner to cooperate with Levy and the USC Members to assist in the collection of each Member’s respective accounts receivables.

7.        Conditions to Closing

          7.1          USC Conditions.

          The obligations of the USC Members to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by the USC Members):

                           (a)          Representations and Warranties.  The representations and warranties of Levy contained in this Agreement and/or in any certificate delivered by Levy hereunder (a) that are not qualified by materiality will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

                           (b)          Performance.  Levy will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied by Levy at or prior to the Closing.

                           (c)          Secretary’s Certificate.  Levy’s Secretary will have delivered to the USC Members a certificate substantially in the form of Exhibit 7.1(c).

                           (d)          Qualifications.  No provision of any applicable Law and no order of any Governmental Authority will prohibit the consummation of the Transaction.

                           (e)          Consents, etc.  The third-party consents set forth on Schedule 7.1(e), will have been obtained or made, in a manner reasonably satisfactory in form and substance to the USC Members, and no such authorization, consent or approval will have been revoked.

                           (f)          Closing Documents.  Each of the documents set forth in Section 3.3 will have been executed and delivered as provided therein.

                           (g)          Pension Agreement. The Pension Agreement shall have been executed by the parties thereto and be in full force and effect.

                           (h)          Removal of Liens.  Levy will have obtained the termination and release of all Liens listed on Schedule 5.2(b) and delivered to the USC Members documentation reasonably satisfactory to the USC Members evidencing such termination and release.

                           (i)          No Material Adverse Effect.  No material adverse effect shall have occurred with respect to the Levy Contributed Assets.

          7.2          Levy Conditions.

          The obligations of Levy to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Levy):

                           (a)          Representations and Warranties.  The representations and warranties of the USC Members contained in this Agreement and/or in any certificate delivered by the USC Members hereunder (a) that are not qualified by materiality will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

                           (b)          Performance.  The USC Members will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied by Levy at or prior to the Closing.

                           (c)          Secretary’s Certificate.  The USC Members’ Secretaries will have delivered to Levy certificates substantially in the form of Exhibit 7.1(c).

                           (d)          Qualifications.  No provision of any applicable Law and no order of any Governmental Authority will prohibit the consummation of the Transaction.

                           (e)          Consents, etc.  The third-party consents set forth on Schedule 7.2(e), will have been obtained or made, in a manner reasonably satisfactory in form and substance to Levy, and no such authorization, consent or approval will have been revoked.

                           (f)          Closing Documents.  Each of the documents set forth in Sections 3.2 and 3.4 will have been executed and delivered as provided therein.

                           (g)          Pension Agreement.  The Pension Agreement shall have been executed by the parties thereto and be in full force and effect.

                           (h)          Removal of Liens.  The USC Members will have obtained the termination and release of all Liens listed on Schedule 4.2(b) and delivered to Levy documentation reasonably satisfactory to Levy evidencing such termination and release.

                           (i)          No Material Adverse Effect.  No material adverse effect shall have occurred with respect to the Levy Contributed Assets.

8.       Indemnification.

          8.1          Indemnification by the USC Members.

          The USC Members shall jointly and severally indemnify, defend and hold harmless Levy and the Company and each of their Affiliates, shareholders, directors, officers, employees, agents, accountants, attorneys and representatives (collectively, with Levy and the Company, the “Levy Indemnified Parties”) from and against any demand, claim, action, cause of action, damage, Liability, loss, cost, debt, deficiency, expense, obligation, Tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated, and whether or not asserted by a third party (including, without limitation, interest, penalties, additional federal, state or local Taxes, reasonable attorneys’ fees and other costs and expenses incident to this transaction or proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Losses”) arising out of, resulting from, or relating to any of the following:

                           (a)          any breach by a USC Member of any of its representations and warranties, made in this Agreement or any other agreement or instrument delivered by the USC Members pursuant to this Agreement;

                           (b)          any breach by a USC Member of any of its covenants or agreements, made in this Agreement or any other agreement or instrument delivered by the USC Members pursuant to this Agreement;

                           (c)          any Liability of a USC Member other than the USC Assumed Liabilities;

                           (d)          any Taxes of a USC Member or Taxes related to the USC Contributed Assets for periods (or portions thereof) ending on or before the Closing Date; and

                           (e)          the matters set forth on the attached Schedule 8.1(e).

          8.2          Indemnification by Levy.

          Levy shall indemnify, defend and hold harmless the USC Members and the Company, and each of their Affiliates, shareholders, directors, officers, employees, agents, accountants, attorneys and representatives (collectively, with USC and the Company, the “USC Indemnified Parties”) from and against any Losses arising out of, resulting from, or relating to any of the following:

                           (a)          any breach by Levy of any of its representations and warranties, made in this Agreement or any other agreement or instrument delivered by Levy pursuant to this Agreement;

                           (b)          any breach by Levy of any of its covenants or agreements, made in this Agreement or any other agreement or instrument delivered by Levy pursuant to this Agreement;

                           (c)          any Liability of Levy other than the Levy Assumed Liabilities;

                           (d)          any Taxes of Levy or Taxes related to the Levy Contributed Assets for periods (or portions thereof) ending on or before the Closing Date; and

                           (e)          the matters set forth on the attached Schedule 8.2(e).

          8.3          Indemnification Procedures.

          In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in writing, (ii) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense and (iv) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability for any taxable year or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party (but not the costs of the underlying claim); provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend, at the Indemnifying Party’s cost, against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 8.3 and the records of each shall be available to the other with respect to such defense.

          8.4           Survival of Indemnification Obligations.

          The indemnities provided in this Article 7 shall survive the Closing indefinitely, except that:

                           (a)          All representations and warranties in this Agreement shall survive the Closing for a period of three years and then expire except to the extent any such representations and warranties are the basis for written claims made prior to such expiration, and except as otherwise expressly provided below.

                           (b)          All representations and warranties in this Agreement regarding compliance with Laws, employee benefits, Taxes and environmental matters shall survive until sixty days following the expiration of the applicable statute of limitations period.

                           (c)          All representations and warranties in this Agreement regarding authority to enter into this Agreement and title to the Contributed Assets shall survive indefinitely.

                           (d)          All matters set forth on Schedules 8.1(e) and Schedule 8.2(e) shall survive indefinitely.

          8.5          Limitations on Indemnification.

                           (a)          Neither party shall be liable for consequential, punitive or indirect damages or lost profits under this Agreement.

                           (b)          Except for the matters set forth on Schedules 8.1(e) and Schedule 8.2(e), no Levy Indemnified Party or USC Indemnified Party shall be entitled to assert any right to indemnification under Section 8.1 or 8.2 of this Agreement for any single claim which is less than $5,000 (a “De Minimis Claim”) until Losses for all De Minimis Claims exceed $100,000, after which the entire amount of all Losses with respect to De Minimis Claims (including the first $100,000) shall be counted against the Basket (as defined below) and shall otherwise be subject to indemnification as provided for in this Article 8.  For avoidance of doubt, the provisions of this Section 8.5(b) will only be applicable once with respect to the Levy Indemnified Parties on the one hand and the USC Indemnified Parties on the other hand, and once De Minimis Claims first exceed $100,000 with respect to a group, this Section 8.5(b) will be of no further effect with respect to such group.

                           (c)          Subject to Section 8.5(b), no Levy Indemnified Party or USC Indemnified Party shall be entitled to assert any right to indemnification under Section 8.1 or 8.2 of this Agreement until the aggregate amount of Losses incurred or suffered by the Levy Indemnified Parties or the USC Indemnified Parties taken as a whole exceed $250,000 (the “Basket”), after which there will be first dollar indemnification for the entire amount of all such Losses; provided, however, that Section 8.5(b) and the Basket will not apply to, and there will be first dollar indemnity for claims under Sections 4.1 and 5.1 (Organization; Power and Authority; Authorization; Due Execution; No Conflicts), Sections 4.2 and 5.2 (Title to and Condition of Contributed Assets) (only as it relates to good and unencumbered title), Sections 4.9 and 5.9 (Taxes), Sections 4.12 and 5.12 (Brokers), and those matters set forth on Schedules 8.1(e) and Schedule 8.2(e).  In no event shall (i) the USC Members (in the aggregate) be subject to indemnification liability under Section 8.1 in an amount greater than $7,500,000 (the “USC Cap”), or (ii) Levy be subject to indemnification liability under Section 8.2 in an amount greater than $5,000,000 (the “Levy Cap”); provided that, with respect to those environmental matters set forth on Schedules 8.1(e), the USC Members (in the aggregate) may be subject to indemnification liability under Section 8.1 in excess of the USC Cap in an amount up to $12,500,000, and with respect to those environmental matters set forth on Schedule 8.2(e), Levy may be subject to indemnification liability under Section 8.2 in excess of the Levy Cap in an amount up to $8,333,000; provided further that, (i) the USC Cap and the Levy Cap shall not apply to any indemnification claim in respect of any parties’ pension withdrawal liability, and (ii) the USC Cap shall not apply to any indemnification claim with respect to any tax refund claims under review as of the date hereof or any Liability arising from or with respect to that certain memo from Steve Proto to Cesar Monroy, dated June 16, 2003, regarding “Builders’ Redi-mix post close obligations.”

                           (d)          No Levy Indemnified Party or USC Indemnified Party shall be entitled to assert any right to indemnification under Section 8.1(a) or 8.2(a) of this Agreement to the extent such party had knowledge of the breach of the applicable representation or warranty at or prior to Closing.

                           (e)          To the extent that any indemnification claim is made by any Levy Indemnified Party or the Company against the USC Members, the USC Members will use their best efforts to pursue any indemnification claims the USC Members may have against third parties pursuant to the terms of the Prior Acquisition Agreements; provided that, no such obligation shall prevent the Levy Indemnified Parties from pursuing any indemnification claim against the USC Members.  To the extent that the USC Members collect from any third party pursuant to any indemnification rights under the Prior Acquisition Agreements, such amount of the underlying indemnification claim by the Levy Indemnified Parties or the Company shall not count against the USC Cap.  The USC Members agree to keep the Levy Indemnified Parties apprised of the status of any such indemnification action.

          8.6          Exclusive Remedy.

          The right to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy with respect to any Loss arising out of any breach of any representation, warranty, covenant or agreement set forth in this Agreement, or related in any way to this Agreement or the transactions contemplated hereby.  No Person shall have any other remedy (statutory, equitable, common law or otherwise) with respect thereto, all such other remedies hereby being waived.

          8.7          No Duplication.

          Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

9.      Termination

          9.1          Termination By Unanimous Consent.

          This Agreement may be terminated and the Transaction abandoned by the unanimous written consent of the parties at any time.

          9.2          Termination by the USC Members.

          The USC Members may terminate this Agreement by giving written notice to Levy at any time prior to the Closing if:

                           (a)          Levy has breached any representation, warranty, or covenant contained in this Agreement in any material respect (or, with respect to any representation, warranty or covenant that is qualified as to materiality, in any respect), the USC Members have notified Levy of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach; or

                           (b)          the Closing has not occurred on or before April 30, 2007 by reason of the failure of any condition set forth in Section 7.1 to be satisfied (unless the failure results primarily from a USC Member breaching any representation, warranty, or covenant contained in this Agreement); or

                           (c)          a material adverse effect has occurred with respect to the Levy Contributed Assets.

          9.3          Termination by Levy.

           Levy may terminate this Agreement by giving written notice to the USC Members at any time prior to the Closing if:

                           (a)          Any USC Member has breached any representation, warranty, or covenant contained in this Agreement in any material respect (or, with respect to any representation, warranty or covenant that is qualified as to materiality, in any respect), Levy has notified the USC Members of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach;

                           (b)          the Closing has not occurred on or before April 30, 2007 by reason of the failure of any condition set forth in Section 7.2 to be satisfied (unless the failure results primarily from Levy breaching any representation, warranty, or covenant contained in this Agreement); or

                           (c)          a material adverse effect has occurred with respect to the USC Contributed Assets.

          9.4          Termination and Survival.

          If any party terminates this Agreement pursuant to this Article 9, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except for material willful breaches and intentional misstatements in or pursuant to this Agreement prior to the time of termination; provided, however, that the provisions contained in Sections 4.12 and 5.12 (No Brokers), 11.1 (Expenses; Exclusive Representation), 11.3 (Notice) 11.5 (Interpretation) and 11.8 (Applicable Law) shall survive any such termination.

10.          Further Assurances.

                           (a)          If at any time after the execution of this Agreement, any party reasonably considers or is advised that any further actions, assignments or assurances on its part are necessary or desirable to carry out the intent and accomplish the purposes of this Agreement and any Related Agreement, each party will, at its own expense, take such actions, execute and make all such assignments and assurances and do all things necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement and any Related Agreement.

                           (b)          In the event either party receives any payments or amounts on or after the Closing that are the property of any other party or which any other party is entitled to enjoy the benefit, the receiving party will immediately deliver such payments to such party.

11.     Miscellaneous.

          11.1          Expenses; Exclusive Representation.

          Except as otherwise provided in this Agreement, each party will pay its own expenses incident to the preparation and carrying out of this Agreement, any due diligence, and the Transaction, including all fees of counsel, accountants and other experts.  In connection with the transaction contemplated by this Agreement, (i) Gardere Wynne Sewell LLP acted as legal counsel exclusively for the USC Members, (ii) Honigman Miller Schwartz and Cohn LLP acted as legal counsel exclusively for Levy and (iii) the Company was not represented by counsel.

          11.2          Assignment.

          This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.  No party may assign its rights, privileges or obligations under this Agreement without the prior written consent of the other parties, and any attempted assignment without the written consent of the other parties will be void.

          11.3          Notice.

          Any notice or communication under this Agreement will be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, delivered by a recognized overnight courier service, or transmitted via facsimile with confirmation receipt of such notice, addressed as follows:

If to a USC Member:	c/o U.S. Concrete, Inc.
2925 Briar Park, Suite 1050
Houston, TX 77042
Attn: General Counsel

If to Levy:	S. Evan Weiner
Edw. C. Levy Co.
8800 Dix Avenue
Detroit, MI 48209

With a copy to:	Patrick T. Duerr
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506

If to the Company:	Superior Materials, LLC
Pineview Office Park
33469 West 14 Mile Road
Farmington Hills, MI 48331

With a copy to:	Levy and the USC Members

or to such other address as may be furnished in writing by either party in the preceding manner.

          11.4          Entire Agreement.

                           This Agreement and the other agreements delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and no representations and warranties, except as set forth in this Agreement and the other agreements delivered pursuant hereto have been relied upon by any party.  No waiver, amendment or other modification of this Agreement will be valid unless evidenced by a writing signed by all of the parties.

          11.5          Interpretation.

                           (a)          This Agreement is being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel.  Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

                           (b)          Any statement under this Agreement made by a party to its knowledge will be deemed to have been made to the actual conscious awareness of the principal managers and officers of such party.

                           (c)          The captions and headings contained in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

                           (d)          All references in this Agreement to section numbers, schedules or exhibits are references to the sections in, or schedules or exhibits to, as applicable, this Agreement.

          11.6          Severability.

          If any provision of this Agreement is determined to be contrary to law or unenforceable by any court of law, the provision will be reformed to provide the maximum expression of the intent of the parties permissible under law.

          11.7          Counterparts and Effectiveness.

          This Agreement may be executed in counterparts (each of which shall be deemed an original, but all of which take together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmissions shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

          11.8          Applicable Law.

          This Agreement will be construed in accordance with and governed by the laws of the State of Michigan without giving effect to principles of conflicts of law.

          11.9          No Third Party Beneficiary.

          Except with regard to USC’s right to reimbursement under Section 6.10(c)(3), this Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give any Person other then the parties hereto any legal or equitable rights hereunder.

{Signatures begin on following page.}

          IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

BWB, INC. OF MICHIGAN

By:

Name:
Its:

BUILDERS’ REDI-MIX, LLC

By:

Name:
Its:

KURTZ GRAVEL COMPANY

By:

Name:
Its:

SUPERIOR MATERIALS, INC.
(f/k/a Superior Redi-Mix, Inc.)

By:

Name:
Its:

USC MICHIGAN, INC.

By:

Name:
Its:

{Signatures Page to Contribution Agreement}

SUPERIOR JOINT VENTURE, LLC

By:

Name:
Its:

EDW. C. LEVY CO.

By:

Name:	S. Evan Weiner
Its:	Chief Operating Officer

{Signatures Page to Contribution Agreement}